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                                                                    EXHIBIT 23.1



The Board of Directors
ZIM Technologies International Inc.


We consent to the use in the Registration Statement on Form S-4 of Private Capital Investors, Inc. of our audit report dated August 3, 2001 (except for note 16 which is as of May 30, 2002) on the consolidated balance sheets of ZIM Technologies International Inc. as at May 31, 2001 and 2000, and the consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended May 31, 2001 which are included herein, and to the reference to our firm under the heading "Experts".


/s/ KPMG LLP


Ottawa, Canada

May 30, 2002